Exhibit 10.2

March 31, 2014

Suzanne Murray

[address]

[address]

Dear Suzanne,

I’d like to personally thank you for your valuable contributions to date with The First Marblehead Corporation (“FMC”). You have been identified as a key employee whom FMC would like to reward and retain to help the business move forward with its strategic initiatives. Toward that end, this letter (the “Retention Bonus Letter”) is to inform you that you have been deemed eligible to receive a one-time incentive Retention Bonus (as set forth below), subject to the terms herein.

In particular, you are potentially eligible for a Retention Bonus in a gross amount equal to 20% of your current base salary (i.e., your base salary in effect as of the date of this Retention Bonus Letter), up to a maximum bonus amount of $50,000, less lawful deductions (the “Retention Bonus Eligibility Amount”). The Retention Bonus will be paid in installments (each an “Installment Payment”) on three separate dates (each an “Installment Payment Date”), provided that you remain employed in “good standing” with FMC through each Installment Payment Date and satisfactorily perform your job duties through each Installment Payment Date. The Installment Payment Dates and percentage of the Retention Bonus Eligibility Amount to be paid are as follows – Total: $50,000.00:

Installment Payment 1: 20% of Retention Bonus Eligibility Amount if actively employed in “good standing” on July 1, 2014 - $10,000.00;

Installment Payment 2: 40% of Retention Bonus Eligibility Amount if actively employed in “good standing” on January 1, 2015 - $20,000.00; and

Installment Payment 3: 40% of Retention Bonus Eligibility Amount if actively employed in “good standing” on July 1, 2015 - $20,000.00.

If eligible, each installment of the Retention Bonus will be paid in the first payroll cycle after the particular Installment Payment Date.

If your employment is involuntarily terminated without “cause” prior to any Installment Payment Date, you will still be eligible for the next unpaid Installment Payment as if you remained employed through that next Installment Payment Date, payable when such Installment Payment would have been paid had you remained employed through the next Installment Payment Date. For example, if your employment is involuntarily terminated without “cause” on October 1, 2014 while in “good standing,” you would receive Installment Payment 2 when such Installment Payment would otherwise have been paid had you remained employed until January 1, 2015, but you would not be eligible for Installment Payment 3. You will be ineligible for any Installment Payment if you resign your employment or your employment is terminated for “cause” prior to the payment of any Installment Payment. Likewise, you must be an employee in “good standing” (i.e., not subject to any written disciplinary action or written performance improvement plan) at the time of any Installment Payment to be eligible for any Installment Payment.

For purposes of this Retention Bonus Letter, “cause” and/or “good standing” shall be determined in good faith by FMC in its sole discretion. A determination of “cause” and/or “good standing” by FMC shall be binding and conclusive upon all parties. You should understand that your employment remains at-will and nothing in this Retention Bonus Letter is a guarantee of employment for any defined period of time.

Only those employees, like you, who receive an individual Retention Bonus Letter addressed to them are eligible for the Retention Bonus. Since not every employee is receiving a Retention Bonus Letter, we ask that you keep the terms of this Retention Bonus Letter strictly confidential.

In order to participate in this Retention Bonus opportunity, you must sign where indicated below and return this Retention Bonus Letter by April 7, 2014 acknowledging your agreement to the terms set forth herein. Any questions should be directed to Jo-Ann Burnham.

I would like to extend our appreciation to you for your past service and support and look forward to your continued involvement with us during this time and hopefully beyond.

Very truly,

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Jo-Ann Burnham
	Name:	Jo-Ann Burnham
	Title:	Managing Director, Human Resources

EMPLOYEE SIGNATURE:

/s/ Suzanne Murray
Employee

Dated:	April 7, 2014